FOR IMMEDIATE RELEASE

KINGSTONE COMPANIES, INC. ANNOUNCES APPOINTMENT OF
FLOYD TUPPER TO BOARD OF DIRECTORS

Kingston, NY — June 11, 2014 – Kingstone Companies, Inc. (Nasdaq CM:  KINS) (the “Company” or “Kingstone”), a multi-line regional property and casualty insurance holding company, today announced that it has appointed Floyd Tupper to the Company’s Board of Directors.  Mr. Tupper will replace David Lyons, who is stepping down as a director of the Company. Mr. Tupper was appointed as Chairman of the Audit Committee of the Board of Directors of the Company. He will also serve as a member of the Compensations Committee, the Nominating and Corporate Governance Committee, and the Insurance and Finance Committee of the Board of Directors.

Mr. Tupper is a certified public accountant and has served on the Board of Directors of Kingstone’s wholly owned subsidiary, Kingstone Insurance Company, and Chairman of its Audit Committee, since 2006.

Mr. Tupper began his career in public accounting with Ernst & Young prior to becoming self-employed. Mr. Tupper holds an M.B.A. in Taxation from the New York University Stern School of Business and a B.S. from New York University. Mr. Tupper is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Kingstone’s Chairman and CEO, Barry Goldstein, said, “We have worked with Floyd for a number of years and are pleased to welcome him to our Board on the corporate level.  Floyd’s experience in auditing, accounting, and general corporate governance will continue to be extremely valuable to Kingstone as we continue to expand our presence within the industry.”

Mr. Goldstein added, “We would like to thank Mr. Lyons, our friend and colleague, for his years of serving Kingstone. We wish him the very best as he pursues new endeavors.”

About Kingstone Companies, Inc
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Kingstone Companies, Inc. June 11, 2014	Page 2

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Kingstone Companies, Inc. Barry Goldstein CEO (845) 802-7900	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Adam Prior Senior Vice-President (212) 836-9606 / aprior@equityny.com Forrest Hunt Associate (212) 836-9610 / fhunt@equityny.com